OPHTHALMIC IMAGING SYSTEMS

221 LATHROP WAY, SUITE I
SACRAMENTO, CA 95815

CONTACTS:
GIL ALLON, CEO
ARIEL SHENHAR, CFO
(916) 646-2020
INVESTOR RELATIONS
TODD FROMER / GARTH RUSSELL
KCSA Worldwide
212-896-1215 / 212-896-1250

FOR IMMEDIATE RELEASE

Ophthalmic Imaging Systems Issues $2.75 Million in Convertible Notes

SACRAMENTO, Calif. – October 31, 2007 -- Ophthalmic Imaging Systems (OIS) (OTCBB: OISI), a leading digital imaging company, announced today it issued $2.75 million of 6.5% convertible notes due 2010 in a transaction led by The Tail Wind Fund Ltd. OIS expects to use the net proceeds from the offering of the notes to fund potential future acquisitions.

Under the terms of the notes, the investors have the right by 2010 to convert the notes into OIS common stock at a fixed conversion price equal to a 5% premium to the Volume Weighted Average Price (VWAP) for the trailing 12 days of trading as of October 29, 2007. In addition, the Company issued 616,671 five year warrants with an exercise price equal to a 20% premium to the VWAP for the trailing 12 days of trading as of October 29, 2007, equal to $1.87.

"This offering provides OIS with the capital necessary to aggressively seek out potential acquisitions that will expand upon our offerings and help us execute our business strategy," stated Gil Allon, Chief Executive Officer of OIS. "We believe OIS has a tremendous infrastructure in place from which to expand our business. Once our intended merge with MediVision Medical Imaging is complete, we will be able to rapidly implement our strategic growth plan."

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent and effective registration statement covering such securities or an applicable exemption from such registration requirements.

Ophthalmic Imaging Systems
Press Release
October 31, 2007

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.